Pursuant to Rule 424(b)(3)
Registration No. 333-140074

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated July 27, 2007)

FORCE PROTECTION, INC.
OFFERING UP TO 13,000,000 SHARES OF COMMON STOCK

This prospectus supplement no. 1 amends the prospectus dated July 27, 2007,  relating to the sale of up to 13,000,000 shares of our common stock by our stockholders. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement.

The information appearing below, as of the date hereof, supersedes, supplements and amends the second risk factor appearing under the heading “Risk Factors” in the prospectus:

We have identified material weaknesses in our internal control over financial reporting, which could adversely affect our ability to report our financial condition and results of operations accurately or on a timely basis. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our stock.

As required by Section 404 of the Sarbanes-Oxley Act of 2002, our management has conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2006. We previously restated our financial statements in our annual reports on Form 10-K for the fiscal years ended 2003, 2004 and 2005 and we amended our annual report on Form 10-K for the 2006 fiscal year. Following our restating and amending of our prior annual reports, we identified a number of material weaknesses in our internal control over financial reporting and have now concluded that, as of December 31, 2006, we did not maintain effective control over financial reporting. Specifically, the control deficiencies that contributed to our material weaknesses included our lack of a sufficient complement of personnel with an appropriate level of accounting knowledge, experience with our company and training in the application of GAAP commensurate with our financial reporting requirements.  For a more detailed discussion of our internal control over financial reporting and a description of the identified material weaknesses, see “Item 9A:  Controls and Procedures—Management’s Report on Internal Control over Financial Reporting” of our Form 10-K/A for the fiscal year ended December 31, 2006, filed on October 4, 2007.

Each of our material weaknesses results in more than a remote likelihood that a material misstatement of the annual or interim financial statements that we prepare will not be prevented or detected. As a result, we must perform extensive additional work to obtain reasonable assurance regarding the reliability of our financial statements. Even with this additional work, there is a risk of additional errors not being prevented or detected, which could result in additional restatements. Moreover, other material weaknesses may be identified.

Material weaknesses in our internal control over financial reporting could adversely impact our ability to provide timely and accurate financial information. If we are unsuccessful in implementing or following our remediation plan, or fail to update our internal control over financial reporting as our business evolves, we may be unable to report financial information timely and accurately or to maintain effective disclosure controls and procedures. Any such failure in the future could also adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding disclosure controls and the effectiveness of our internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. If we are unable to report financial information in a timely and accurate manner or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC and NASDAQ, including a delisting from the NASDAQ Stock Market, securities litigation, and a general loss of investor confidence, any one of which could adversely affect our business prospects and the valuation of our common stock.

We also have extensive work remaining to remedy the identified material weaknesses in our internal control over financial reporting and this work will continue through the balance 2007 and perhaps beyond. There can be no assurance as to when all of the material weaknesses will be remedied. Until our remedial efforts are completed, management will continue to devote significant time and attention to these efforts, and we will continue to incur expenses associated with the additional procedures and resources required to prepare our financial statements. Certain of our remedial actions, such as hiring additional qualified personnel and implementing a new operating system, will be ongoing and will result in our incurring additional costs even after our material weaknesses are remedied.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 15, 2007.